Exhibit 99.1

FOR IMMEDIATE RELEASE

Nuvera Communications, Inc. Announces Stock Repurchase Program

New Ulm, Minn., MAY 23, 2019 — Nuvera Communications, Inc. (the “Company” or “Nuvera”) today announced that its Board of Directors has authorized the Company to repurchase up to $4.0 million of its common stock. The timing and actual number of shares repurchased will depend on a variety of factors, including price, general business and market conditions, and alternative investment opportunities. Under the stock repurchase program, repurchases can be made from time to time using a variety of methods, including through open market purchases or in privately negotiated transactions in compliance with the rules of the United States Securities and Exchange Commission and other applicable legal requirements. These shares will be purchased from time to time, depending upon market conditions, through the end of 2021. The stock repurchase program does not obligate the Company to acquire any particular number of shares, and the stock repurchase program may be extended, suspended or discontinued at any time at the Company’s discretion.

Repurchases of common stock may also be made under a Rule 10b5-a plan, which would permit common stock to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. The stock repurchase program may be extended, suspended or discontinued at any time. Any repurchased common stock will be available for use in connection with the Company’s stock plans and for other corporate purposes.

Nuvera’s President Bill Otis stated that the Company’s Board of Directors approved the stock repurchase program in view of the current price level of Nuvera’s common stock and its strong capital position. Mr. Otis added: “We believe that the repurchase of our shares represents an attractive investment that will benefit the Company and our stockholders.”

As of March 31, 2019, Nuvera had 5,181,249 shares outstanding, cash of approximately $5.3 million, and stockholders’ equity of approximately $76.3 million.

Amendment to CoBank Agreement

In connection with the adoption of the stock repurchase program, the Company entered into an Amendment to its Second Amended and Restated Master Loan Agreement with CoBank, ACB. The loan agreement was amended to allow Nuvera to purchase up to $2.0 million in Nuvera stock in any fiscal year or an aggregate amount of up to $4.0 million so long as Nuvera continues to comply with the other terms of the loan agreement. Nuvera will provide information about the amendment to the CoBank loan agreement in a Form 8-K that will be filed with the Securities and Exchange Commission.

About Nuvera

Nuvera is a well-established communications company with headquarters in New Ulm, MN that provides Internet, digital TV, voice, Managed Services, computer sales and computer repair services. Nuvera sells and services cellular phones and accessories and customer premise equipment. Nuvera has customer solutions centers in the Minnesota communities of New Ulm, Glencoe, Goodhue, Hutchinson, Litchfield, Prior Lake, Redwood Falls, Savage, Sleepy Eye and Springfield as well as Aurelia, Iowa. Nuvera also operates TechTrends, a technology retail store, located in New Ulm. In addition, Nuvera offers television and Internet services in Cologne, Mayer, New Germany and Plato MN. Nuvera also holds partial ownership in FiberComm, LC, based in Sioux City, Iowa. Nuvera Communications, Inc. is a publicly held corporation whose common stock trades under the symbol NUVR (OTCQB Marketplace). For more information on the company or purchasing stock, visit www.nuvera.net.

Contact:

Bill Otis

Nuvera

507-354-4111

billotis@nuvera.net